EXHIBIT 99.1
                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                  CONTACT:

Tremont Corporation                     J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300               Vice President, Controller and Treasurer
Denver,  Colorado  80202                (303) 296-5617


                 TREMONT REPORTS HIGHER SECOND QUARTER EARNINGS

     DENVER, COLORADO . . . July 23, 1998 . . . Tremont Corporation (NYSE: TRE) reported second quarter net income of $5.9 million, or $.86 per diluted share, compared to $4.4 million, or $.58 per diluted share, for the same quarter in 1997.

     The Company's equity in earnings of 30%-owned TIMET was $4.2 million in the second quarter of 1998 compared to $6.1 million in 1997. TIMET reported second quarter net income of $13.8 million in 1998 on sales of $191 million, down from net income of $20.3 million on sales of $181 million for the second quarter of 1997. TIMET's results for the second quarter of 1998 include a special charge of $6 million related to the previously reported closing of its Pomona, California castings and melting facility. Excluding the special charge, TIMET's second quarter results approximated those of the first quarter of 1998.

     The Company's equity in earnings of 18%-owned NL Industries, Inc. was $3.4 million in the second quarter of 1998 compared to a loss of .4 million for the same quarter of 1997. NL reported income from continuing operations of $23.4 million in the second quarter of 1998 on sales of $242 million compared to a
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loss from continuing operations of $3.4 million on sales of $214 million in the second quarter of 1997. NL reported second quarter titanium dioxide pigments ("TiO2") sales volumes in 1998 that approximated record second quarter sales volumes in 1997. NL's second quarter average selling prices for TiO2 were 18% higher than the second quarter of 1997 and 3% higher than the first quarter of 1998.

     The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership. The Company's income tax rate varies from the statutory rate primarily because no income tax provision is currently required on its equity in NL's earnings or losses. The Company's net proceeds of $19 million related to the previously reported settlement of a stockholder derivative lawsuit (~Kahn~) are reported as a direct increase in equity and consequently is not a component of net income.

     Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through Victory Valley Land Company, L.P.


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                              TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)




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
                                Quarter Ended     Six Months Ended
                                  June 30,            June 30,

                               1997      1998      1997      1998
Equity in earnings (loss) of:
     TIMET                    $  6.1    $  4.2    $ 10.9    $  9.7
     NL Industries               (.4)      3.4      (7.6)     50.2
     Other                        .4        .2       4.3       2.1

                                 6.1       7.8       7.6      62.0
Corporate income (expense),
net                              1.1       (.3)      1.1       (.4)


     Income before taxes and
minority interest                7.2       7.5       8.7      61.6

Income tax expense               2.7       1.6       5.6       4.1
Minority interest                 .1       -         1.1        .5


     Income before
extraordinary item               4.4       5.9       2.0      57.0

Equity in extraordinary loss
of NL-
     early extinguishment of
debt                             -         -         -         (.4)



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     Net income               $  4.4    $  5.9    $  2.0    $ 56.6



Earnings per share:
     Before extraordinary
item:
        Basic                 $  .62    $  .88    $  .28     $ 8.47
        Diluted               $  .58    $  .86    $  .24     $ 8.15
     Net income:
        Basic                 $  .62    $  .88    $  .28     $ 8.41
        Diluted               $  .58    $  .86    $  .24     $ 8.09

Weighted average shares
outstanding:
     Common shares               7.1       6.7       7.3       6.7
     Diluted shares              7.3       6.9       7.4       6.9




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